Exhibit 99

News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact:  Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces First-Quarter Results
- Company Pays Down More Debt, Continues to Show Improvement in Operations -

SAN ANTONIO, TX - December 30, 2003 - Luby's, Inc. (NYSE: LUB) today announced the results of operations for the first quarter of fiscal 2004, ended November 19, 2003.  Bank debt paydowns, primarily from the sale of real estate, totaled $2.8 million in the first quarter, resulting in an ending bank debt balance of $88.8 million.  The Company also posted lower prime costs (food and labor) as a percent of sales compared to the same quarter last year.

"The first quarter helps bring into focus the operational improvements that have occurred over the past year," said Chris Pappas, President and CEO.  "As a Company, we are operating more efficiently at the restaurant level, which is indicative of our hard work.  We also are continuing to implement the other components of our business plan, including selling properties to pay down our debt."

For the first quarter, total Company sales declined approximately 3.9% to $70.0 million from $72.8 million a year ago.  Of the total decrease, $1.5 million relates to a 2.2% decline in same-store sales.  The remainder relates to net store closures not included in the business plan.  Total prime costs for the first quarter decreased as a percentage of sales from 58.0% in the first quarter of 2003 to 55.3% in the first quarter of 2004.  Food cost decreased from 27.7% a year ago to 27.2% this year, complemented by a labor cost decrease from 30.3% in 2003 to 28.1% this year.  The Company was able to achieve a lower food cost, even in the face of higher beef, dairy, and produce prices, because of store closures and the efforts of the managers using food budgeting tools.  The decrease in labor cost was primarily the result of the continued efforts to improve efficiency.

"Our managers have worked especially hard for the Company over the past few quarters as we have introduced new systems, cost management tools, and the "Classic Combo" meals in the restaurants.  You can see the fruits of their work in our improved year-over-year operational results, despite factors outside of their control, like commodity food prices," said Pappas.  "We salute them for their efforts."

For the first quarter, general and administrative expenses declined $715,000 compared to the same period last year.  This was due in part to increased efforts related to the Company's business plan to better control expenses at the corporate level.  Interest expense was higher on a year-over-year basis, mostly due to an increase in the amortization on the discount on the Company's subordinated debt and an increase in the effective interest rate on the Company's outstanding debt.  Luby's reported a loss from operations that compared favorably to the prior year, posting a loss of $371,000 in 2004 compared to a loss of $1.5 million in 2003.  The Company experienced a decline in other income, net from $2.9 million a year ago to $192,000 this year, mostly due to gains on real estate property sold during the first quarter of fiscal 2003.

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The Company recognized two charges to its earnings during the first quarter as a result of store closures and changes in estimated fair value of properties held for sale.  The first charge of approximately $276,000 - shown as a provision for asset impairments and restaurant closings - impacted the Company's income (loss) from operations.  This provision primarily includes write-downs to properties marked for disposal under prior plans.  The second charge of approximately $2.0 million - shown as discontinued operations - includes noncash charges of approximately $742,000 whereby applicable restaurants closed during the fiscal year were written down to their net realizable value.  Additional charges within discontinued operations included operating losses from those closed locations, allocated interest expense, and termination costs associated with the implementation of the business plan to date, including lease settlements and carrying costs of closed stores.

Luby's reported a loss before discontinued operations for the first quarter of $2.5 million and a net loss of $4.5 million.  This compares to the first quarter of fiscal 2003, which featured a loss before discontinued operations of $13,000 and a net loss of $3.1 million. The Company posted an EBITDA of $4.2 million in the first quarter of 2004, compared to an EBITDA of $2.8 million in the first quarter of 2003 (see EBITDA reconciliation below).

The Company previously announced that during the implementation of the business plan it will report same-store sales and cash flow results of the Company's core stores.  Same-store sales for these core stores declined 2.0% for the first quarter of fiscal 2004 compared to a 2.6% decline for the same period last year.  These stores achieved a cash flow margin of 13.7% compared to last year's results of 13.1%.  Store-level cash flow margins are defined as sales minus food cost, payroll, and occupancy and other expenses, as a percent of sales.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 142 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).  For more information about Luby's, visit the Company's website at www.lubys.com.

The Company will hold its quarterly conference call with financial analysts to discuss first-quarter results on Tuesday, December 30, at 2:30 p.m. (Central Time).  Interested investors are invited to listen to the call by dialing 800-758-6974; conference name is Luby's.  A replay will be available following the call through Friday, January 9, 2004.  The replay number is 800-642-1687; conference I.D. number 4654564.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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Prior period results have been reclassified to show the retroactive effect of discontinued operations per the business plan.  Reclassification facilitates more meaningful comparability to the Company's current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial amounts, where applicable, will be reclassified for further comparability.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended

	November 19,	November 20,
	2003	2002

	(84 days)	(84 days)

SALES	$70,027	$72,832

COSTS AND EXPENSES:
Cost of food	19,047	20,173
Payroll and related costs	19,677	22,096
Occupancy and other operating expenses	22,738	22,709
Depreciation and amortization	4,032	4,169
General and administrative expenses	4,628	5,343
Provision for asset impairments and restaurant closings	276	(163)

TOTAL COSTS AND EXPENSES	70,398	74,327

INCOME (LOSS) FROM OPERATIONS	(371)	(1,495)
Interest expense	(2,273)	(1,418)
Other income, net	192	2,900

Income (loss) before income taxes	(2,452)	(13)
Provision (benefit) for income taxes	-	-

Income (loss) before discontinued operations	(2,452)	(13)
Discontinued operations, net of taxes	(2,014)	(3,088)

NET INCOME (LOSS)	$(4,466)	$(3,101)

Income (loss) per share - before discontinued operations - basic and assuming dilution	(0.11)	(0.00)
Income (loss) per share - from discontinued operations - basic and assuming dilution	(0.09)	(0.14)

Net income (loss) per share - basic and assuming dilution	$(0.20)	$(0.14)

Average number of shares outstanding	22,470	22,438

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 19,	August 27,
	2003	2003

ASSETS
Current Assets:
Cash	$482	$871
Short-term investments	20,303	20,498
Trade accounts and other receivables	148	283
Food and supply inventories	2,501	1,798
Prepaid expenses	2,885	3,485
Deferred income taxes	1,944	1,777

Total current assets	28,263	28,712
Property held for sale	30,628	32,946
Investments and other assets	524	547
Property, plant, and equipment - at cost, net	214,018	217,676

Total assets	$273,433	$279,881

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$13,532	$12,488
Accrued expenses and other liabilities	20,311	20,978
Convertible subordinated notes, net - related party	7,541	6,973
Credit-facility debt	88,783	91,559

Total current liabilities	130,167	131,998
Accrued claims and insurance	3,533	3,729
Deferred income taxes and other credits	10,713	10,579
Reserve for restaurant closings	1,280	1,663

Total liabilities	145,693	147,969

SHAREHOLDERS' EQUITY
Common stock, $.32 par value; authorized 100,000,000 shares, issued 27,403,067 shares in 2004 and 2003	8,769	8,769
Paid-in capital	36,625	36,916
Deferred compensation	(385)	(679)
Retained earnings	187,502	191,968
Less cost of treasury stock, 4,933,063 and 4,946,771 shares in 2004 and 2003, respectively	(104,771)	(105,062)

Total shareholders' equity	127,740	131,912

Total liabilities and shareholders' equity	$273,433	$279,881

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The Company's operating performance is evaluated using several measures.  One of those measures, EBITDA, is derived from the Income (Loss) From Operations GAAP measurement.  EBITDA has historically been used by the Company's credit-facility lenders to measure compliance with financial debt covenants. The Company's credit-facility debt agreement defines EBITDA as the sum of operating income, plus nonrecurring, noncash charges which decrease operating income, plus depreciation and amortization, minus nonrecurring credits which are included in operating income.  The agreement further specifies that EBITDA shall exclude the noncash portion of the CEO's and the COO's stock option compensation, cost of stock options with employees, accounting requirements for future store closings required by GAAP, and costs of closing a store location.

	Quarter Ended

	November 19,	November 20,
	2003	2002

	(84 days)	(84 days)
	(In thousands)

Income (loss) from operations	$(371)	$(1,495)
Less excluded items:
Provision for asset impairments and restaurant closings	276	(163)
Depreciation and amortization	4,032	4,169
Noncash executive compensation	294	302

EBITDA	$4,231	$2,813

While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States, such as operating income and net income.  In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

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